Exhibit 99.1

LyondellBasell names Jacinth Smiley Chief Accounting Officer

HOUSTON and LONDON, March 30, 2018 / PRNewswire – LyondellBasell (NYSE:LYB), one of the largest plastics, chemicals and refining companies in the world, today announced it has named Jacinth Smiley its chief accounting officer, effective April 2, 2018. Smiley will report to chief financial officer Thomas Aebischer.

Smiley joins LyondellBasell from General Electric Oil & Gas where she served as chief financial officer for the North America region. She worked in various finance and auditing roles for United Technologies Corporation and Arthur Andersen before joining General Electric in 1998, holding various technical and operationally oriented finance roles.

Smiley holds a bachelor’s degree in accounting from the University of Connecticut.

About LyondellBasell

LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its 13,400 employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, and improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road. LyondellBasell sells products into approximately 100 countries and is the world’s largest licensor of polyolefin technologies. In 2018, LyondellBasell was named to Fortune magazine’s list of the “World’s Most Admired Companies.” More information about LyondellBasell can be found at www.LyondellBasell.com.